Exhibit 10.6

PROVISION OF SERVICES AGREEMENT

Made and signed on the ___ day of November, 2014.

BETWEEN	L. & S. LIGHT & STRONG LIMITED

Private co. no. 514030471

Of Ha’Adom Street, Kanot Industrial Park, PO Box 7042

Gadera 707000

(Hereinafter: “Company”)

Of the one part;

AND BETWEEN	Mr. URI ORBACH, PLATFORMA CONSULTING & MARKETING

Licensed Trader no. 029744588

Of Laskovski Street 16A, Mazkeret Batya

(Hereinafter: “Services Provider”)

Of the other part;

WHEREAS	and the Company is a private company, which was incorporate in Israel and which specialises in the manufacture of products from complex materials;

AND WHEREAS	and the Company wishes to recruit a CEO, and the Services Provider wishes to continue to provide the Company with his services as a CEO, as detailed hereunder in this Agreement;

AND WHEREAS	and the Company wishes to receive the services of the CEO in all matters concerning the said position;

AND WHEREAS	and the Services Provider declares that he has the experience, ability and knowledge in providing these services and is able to provide the Company with the services as set out in this Agreement;

AND WHEREAS	and the parties wish to regulate and set in writing the terms and provisions relating to the services rendered by the Services Provider to the Company, all as set forth herein below;

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NOW, THEREFORE, the parties agree, condition and stipulate as follows:

1.	PREAMBLE

1.1.	The Preamble to this Agreement constitutes an inseparable part thereof.

1.2.	The section headings are for convenience only. They are not to be used for the interpretation or clarification of this Agreement.

1.3.	The provisions of any other and/or prior agreement between the Company and/or its subsidiaries and the worker are void, unless expressly determined otherwise in this Agreement.

2.	THE ROLE AND ITS EXTENT

2.1.	The Company shall receive from the Services Provider services that shall include, inter alia, the following issue:[1]

2.2.	The worker shall serve as CEO of the Company according to the needs of the Company, starting from the date of the signing of this Agreement and in accordance with that prescribed herein above and below.

3.	IDENTITY OF THE SERVICES PROVIDER

3.1.	The services to the Company on behalf of the Services Provider shall be rendered by Mr. Uri Orbach only, and the aforesaid is a fundamental condition of this Agreement.

3.2.	The Services Provider shall provide the services to the Company according to the needs of the Company, amounting to no less than the customary hours of work for an employee working in his position.

3.3.	The Services Provider hereby declares that he knows all that is required for the purposes of the provision of the services and he undertakes to render the Company with his service with dedication and professionalism, subject to the Company’s policies, as they shall be from time to time and in accordance with the instructions that he shall be given from time to time by the Company and, for the purposes of the provision of the Services, to dedicate the best of his abilities, time and efforts, in an efficient and diligent manner, as agreed under this Agreement.

4.	THE PERIOD OF SERVICE

4.1.	The contract term in accordance with this Agreement shall begin on September 1, 2014 and shall continue for as long as neither of the parties notifies of their intention to terminate the contract (hereinafter: “Contract Period”).

4.2.	Notwithstanding the provision of Section 4.1 above, any of the parties to the Agreement is entitled to terminate the Contract Period under this Agreement, for any reason whatsoever, provided that they gave written notice three months in advance to the other party, and this will not be considered as a breach of contract (hereinafter: “Advance Notice” and “Advance Notice Period”, respectively).

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4.3.	In any case where one party announces the termination of the Agreement as provided in Section 4.2 above, the Services Provider will continue to provide services under this Agreement until the end of the Advance Notice Period, provided that the Services Provider will be paid the full consideration in respect of the Advance Notice Period or the outstanding Advance Notice Period, as applicable. Upon the termination of the contract between the Company and the Services Provider, the Services Provider undertakes to do all it can to help the Company perform an orderly transition of the role to whomever is so appointed by the Company.

4.4.	Notwithstanding the provision of Section 4.2, the parties agree that the Company may terminate the contract with the Services Provider immediately, without notice, in each of the following events:

4.4.1.	The Services Provider fundamentally breaches his obligations under this Agreement.

4.4.2.	The Services Provider is charged with committing a criminal offense involving moral turpitude.

4.4.3.	The Services Provider commences bankruptcy proceedings.

4.4.4.	The Services Provider dies and/or loses legal capacity and/or loses the ability to work for a period exceeding 45 days.

4.5.	Should the work of the Services Provider end or terminate for any reason, including, but not limited to, in accordance with the matters aforementioned in this Section, the Services Provider undertakes to return to the Company, to the place where the Company shall instruct him, immediately and without any delay, any written and/or printed and/or recorded and/or typed material and/or any other information in his possession.

4.6.	The Services Provider also undertakes to return to the Company any equipment and/or property belonging to the Company and which is in his possession, in good working order as it was given to the Services Provider, except for any natural depreciation and amortization in respect of reasonable use of the property.

5.	SUPERVISION BY THE COMPANY

The Services Provider, in the performance of his position, shall be directly subject to the Company’s board of directors.

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6.	COMPENSATION AND BENEFITS

6.1.	In consideration for the receipt of services by the Services Provider, the Company will pay the Services Provider a fixed monthly payment of NIS 30,000 (thirty thousand NIS) plus VAT as per the law, in respect of each month, as against the issuance of a tax invoice (hereinafter: “Monthly Compensation”).

6.2.	In addition, the Company shall provide the Services Provider with a cellular phone for the purposes of the performance of his position, the cost of which shall be borne by the Company up to a total of NIS 1,000 per month, as detailed in Annex A, which is attached hereto and constitutes an integral part hereof.

6.3.	In addition, the Company shall provide the Services Provider with a type 4 vehicle, or any other vehicle for the purpose of the performance of his position in accordance with the Company’s discretion. The valuation of the vehicle to tax shall be charged by law, as detailed in Annex B, which is attached hereto and constitutes an integral part hereof.

6.4.	Expenses incurred in Israel and abroad shall be covered according to the Company’s foreign expenses procedure.

6.5.	In the event that, for any reason whatsoever, the services are not provided by the Services Provider for a certain period (including military reservist duty), the wages owed to the Services Provider shall be offset, unless for a cumulative period of up to 22 days per year, which shall not be taken into account for the purpose of the implementation of this Section. The Services Provider shall report, on a monthly basis, on the absences and the days of military reservist duty performed each month, except for on weekends.

6.6.	The Monthly Compensation will be up to the 15th day of the month following the rendering of the services, subject to receipt of a lawful tax invoice from the Services Provider.

6.7.	The Services Provider shall be entitled to a bonus, once a year, in the years 2014-2015 and subject to the attainment of the following objectives:

6.7.1.	In 2014, the CEO shall be entitled to 5% (five percent) of the net profit of the Company in 2014, provided that the profit, after the deduction of tax, amounts to at least NIS 1 million;

6.7.2.	In 2015, the CEO shall be entitled to 5% (five percent) of the net profit of the Company in 2014, provided that the profit, after the deduction of tax, amounts to at least NIS 2 million;

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7.	OPTIONS

The Services Provider shall be entitled to option warrants in accordance with the Company’s option plan, as detailed in the option plan attached hereto as Annex C, which constitutes an integral part hereof.

8.	INSURANCE OF OFFICEHOLDERS

In the event that the Company shall become a public company, as defined by the Companies Law, 5759-1999 (hereinafter: “Companies Law”), the Company undertakes that, subject to the provisions of the Companies Law, it shall include the Services Provider, as a senior officeholder in the Company, as part of the insurance of the officeholders and directors in the Company, and this under the terms of the insurance policy for the insurance of officeholders and directors in the Company that shall be determined by the Company, subject to its approval under the law and the approval of the Company’s competent organs for the terms of the policy and his inclusion as an officeholder in the Company.

9.	REIMBURSEMENT FOR PERSONAL EXPENSES

9.1.	The Company shall reimburse the Services Provider for expenses incurred in Israel and abroad – personal expenses, including per diem, and which are approved by the Company (including retroactively) in connection with the performance of his position.

9.2.	Transatlantic flights taken as part of the role shall be in business class, and this up to 6 flights per year and subject to the approval of the management of the Company.

10.	NO EMPLOYER-EMPLOYEE RELATIONSHIP

10.1.	The Services Provider declares that he is the owner of a private business, as part of which he renders the services to the Company; the Services Provider also declares that he is registered as a Licensed Trader with the VAT Authority and registered as self-employed with the National Insurance Institute and the Income Tax Authority.

10.2.	The Services Provider declares and undertakes that the nature of this engagement, as detailed in this Agreement, was expressly requested by him and that he is aware of the implications and consequences of the nature of this engagement.

10.3.	The Services Provider hereby declares that, as part of the provision of services by him pursuant to this Agreement, no employer-employee relationship shall or do exist between himself and the Company.

10.4.	The Services Provider hereby undertakes to indemnify the Company for any claim of any kind whatsoever, that shall be filed against the Company, the grounds of which concern the question of the existence of an employer-employee relationship and between the Services Provider or any employees of the Company, whether the claim is submitted by the Services Provider and/or by an employee of his and/or by his successor and/or legal heir or by any third party.

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10.5.	Without prejudice to the matters stated in Section 10.1 above, the Services Provider declares that it is clear to him and that he agrees that the consideration set forth in Section 6 above is based on his declarations in Sections 9.1 to 9.3 above, the representation he made to the Company and the basic premise of the Agreement, that there is no employer-employee relationship, and neither is one ongoing, between him and the Company.

10.6.	Therefore, the Services Provider agrees that in any event in which he claims and/or demands, in any way, rights from the Company that arise out of the existence of an employer-employee relationship and/or if it is determined by a court of law and/or any other entity that an employer-employee relationship exists between him and the Company, notwithstanding the provisions of this Agreement, the determinable wage as an employee of the Services Provider shall be calculated on a basis of an amount equal to 70% of the consideration specified in Section 6 above, and the consideration shall be considered as though having been agreed in the first place, and the Services Provider shall reimburse the Company the difference, in the rate of 30% of the consideration plus linkage differentials and interest by law, from the date of payment of any consideration to the actual payment.

The matters stated in this section shall be applicable, whether a claim is raised regarding the existence of an employer-employee relationship in any way and/or if a claim is filed against the Company and/or any company to which the Company is affiliated, by the Services Provider, or whether it will be raised by an employee of the Services Provider and/or his successors and/or his estate and/or his heirs and/or other third party associated with it, and in this respect the Services Provider and/or his estate will be considered as obligated to make the abovementioned restitution, prior to the making of any payment to the Services Provider and/or his estate and/or successors.

10.7.	The matters stated in this section, and all of its sub-sections, is a fundamental term of this Agreement.

11.	CONFIDENTIALITY, NON-COMPETITION AND CONFLICT OF INTEREST

11.1.	The Services Provider undertakes to keep strictly confidential any data and/or document and/or knowledge and/or information related to the provision of services to the Company and/or the Company's business activities. The Services Provider is aware that all such information, which is not in the public domain, constitutes property belonging to the Company. The aforementioned does not apply to information in the public domain, provided that it did not come into the public domain as a result of an act or omission by the Services Provider and/or his representative. The above does not derogate from the authority of the Services Provider to use the information, including to hand it to third parties, within and for the discharge of his duties as CEO.

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11.2.	The Services Provider undertakes not to be in conflict of interest with his various businesses and the service provided by him to the Company. In any event giving rise to a risk of a conflict of interests, the Services Provider undertakes to notify the Company in advance and to obtain its approval in writing for the action, as described above.

11.3.	If the Services Provider requests to leave his post before the end of the Agreement, he will not be able to provide services to a company with a business relationship with the Company or a competitor for a period of 12 months from the end of the Advance Notice Period.

11.4.	The undertakings of the Services Provider under this Section are fundamental undertakings in this Agreement.

12.	MISCELLANEOUS

12.1.	The addresses of the parties for the purposes of this Agreement are as follows:

12.1.1.	The Services Provider – Leskovski 16A, Mazkeret Batya.

12.1.2.	The Company - Ha’Adom Street, Kanot Industrial Park, PO Box 7042 Gadera 707000

12.2.	Every notice that is sent from one party to the other shall be deemed delivered at its destination after 72 hours from the time it is posted via registered post and, if delivered by hand, it shall be deemed as though received immediately.

12.3.	This Agreement exhausts all the agreements and understanding between the parties with regard to the provision of the services and annuls any prior agreement and/or understanding.

12.4.	Every amendment and/or cancellation of section of the sections of this Agreement shall only be effected by a document in writing that shall be signed by both parties.

12.5.	Local jurisdiction for any dispute relating to this Agreement shall only be for the competent court or tribunal in Tel Aviv.

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IN WITNESS WHEREOF THE PARTIES SIGNED ON THE DATE STATED IN THE PREAMBLE TO THIS AGREEMENT:

The Company	Uri Orbach
L & S Light & Strong Ltd.	Platforma Consulting and Marketing

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